                                                                  EXECUTION COPY





                          PURCHASE AND SALE AGREEMENT


                         Dated as of September 22, 1995


                                     among


                         THE STANDARD PRODUCTS COMPANY,
                               as Originator and
                                Master Servicer,

                             5 RUBBER CORPORATION,
                             OLIVER RUBBER COMPANY,
                                      and
                             HOLM INDUSTRIES, INC.,
                         as Originators and Servicers,


                                      and


                   THE STANDARD PRODUCTS FUNDING CORPORATION,
                            as the Initial Purchaser

                               TABLE OF CONTENTS
                                                                            PAGE
ARTICLE I        AGREEMENT TO SELL                                            3
                 1.1.     Agreement to Sell                                   3
                 1.2.     Timing of Purchases                                 4
                 1.3.     Consideration for Purchases                         4

ARTICLE II       CALCULATION OF PURCHASE PRICE                                5
                 2.1.     Calculation of Purchase Price                       5

ARTICLE III      PAYMENT OF PURCHASE PRICE                                    7
                 3.1.     Initial Purchase Price Payment                      7
                 3.2.     Subsequent Purchase Price Payments                  8
                 3.3.     Settlement as to Specific Receivables               9
                 3.4.     Settlement as to Dilution                          10
                 3.5.     Reconveyance of Receivables                        11
                 3.6.     [Reserved]                                         11
                 3.7.     True Sales                                         11
                 3.8.     Payments and Computations, Etc                     12

ARTICLE IV       CONDITIONS OF PURCHASES                                     12
                 4.1.     Conditions Precedent to Initial Purchase           12
                 4.2.     Certification as to Representations and Warranties 15
                 4.3.     Effect of Payment of Purchase Price                15

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF EACH ORIGINATOR
                 AND SERVICER                                                15
                 5.1.     Organization and Good Standing                     15
                 5.2.     Due Qualification                                  15
                 5.3.     Power and Authority; Due Authorization             15
                 5.4.     Valid Sale; Binding Obligations                    16
                 5.5.     No Violation                                       16
                 5.6.     Proceedings                                        16
                 5.7.     Bulk Sales Act                                     17
                 5.8.     Government Approvals                               17
                 5.9.     Financial Condition                                17
                 5.10.    Margin Regulations                                 17



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

                 5.11.    Quality of Title                                   17
                 5.12.    Accuracy of Information                            18
                 5.13.    Offices                                            18
                 5.14.    Trade Names                                        18
                 5.15.    Taxes                                              18
                 5.16.    Compliance with Applicable Laws                    18
                 5.17.    Lock-Box Accounts                                  19
                 5.18.    Servicing Programs                                 19
                 5.19.    Accounts                                           19
                 5.20.    Reliance on Separate Legal Identity                19

ARTICLE VI       COVENANTS OF EACH ORIGINATOR AND SERVICER                   19
                 6.1.     Affirmative Covenants                              19
                 6.2.     Reporting Requirements                             22
                 6.3.     Negative Covenants                                 22

ARTICLE VII      ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF
                 THE RECEIVABLES                                             23
                 7.1.     Rights of the Initial Purchaser                    23
                 7.2.     Responsibilities of each Originator and
                            Servicer                                         24
                 7.3.     Further Action Evidencing Purchases                24
                 7.4.     Application of Collections                         25

ARTICLE VIII     INDEMNIFICATION                                             25
                 8.1.     Indemnities by each Originator                     25

ARTICLE IX       SALE TERMINATION EVENTS                                     27
                 9.1.     Sale Termination Events                            27
                 9.2.     Purchase and Sale Termination Events               28

ARTICLE X        MISCELLANEOUS                                               29
                 10.1.    Amendments, Etc.                                   29
                 10.2.    Notices, Etc.                                      30
                 10.3.    No Waiver; Cumulative Remedies                     30
                 10.4.    Binding Effect; Assignability                      30
                 10.5.    Governing Law                                      30
                 10.6.    Costs, Expenses and Taxes                          31
                 10.7.    Submission to Jurisdiction                         31
                 10.8.    Waiver of Jury Trial                               31






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
                 10.9.    Captions and Cross References; Incorporation
                            by Reference                                     32
                 10.10.   Execution in Counterparts                          32
                 10.11.   Acknowledgment and Agreement                       32

ARTICLE XI       ADMINISTRATION AND SERVICING OF RECEIVABLES                 32
                 11.1.    Acceptance of Appointment and Other Matters
                            Relating to the Servicers                        32
                 11.2.    Servicing Compensation                             33

ARTICLE XII      GUARANTEE                                                   33
                 12.1.    Guarantee                                          33
                 12.2.    Representation and Warranty                        36
                 12.3.    Waiver of Subrogation                              36

EXHIBIT A - Form of Subscription Agreement

EXHIBIT B - Form of Purchase Report

EXHIBIT C - Form of the Initial Purchaser Note

EXHIBIT D - Form of Opinion of Standard's Counsel

EXHIBIT E - Office Locations

Schedule 5.14    Trade Names



                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (as amended, supplemented or modified from time to time, this "AGREEMENT"), dated as of September 22, 1995, is among THE STANDARD PRODUCTS COMPANY, an Ohio corporation ("STANDARD") as originator (an "ORIGINATOR") and as master servicer (the "MASTER SERVICER"), and 5 RUBBER CORPORATION, a Pennsylvania corporation ("RUBBER"), OLIVER RUBBER COMPANY, a California corporation ("OLIVER"), HOLM INDUSTRIES, INC., an Indiana corporation, each as an originator and as servicer ("HOLM"; Standard, Rubber, Oliver and Holm are sometimes collectively referred to as the "ORIGINATORS", and individually as an "ORIGINATOR" and Rubber, Oliver and Holm are sometimes collectively referred to as the "SERVICERS" and individually as a "SERVICER"), and THE STANDARD PRODUCTS FUNDING CORPORATION, a Delaware corporation, as Initial Purchaser (the "INITIAL PURCHASER").


                             PRELIMINARY STATEMENTS

         A. Unless otherwise indicated, certain terms that are capitalized and used throughout this Agreement are defined in APPENDIX A to the Receivables Purchase Agreement of even-date herewith (as, amended supplemented or otherwise modified from time to time, the "RECEIVABLES PURCHASE AGREEMENT"), among the Initial Purchaser, Standard, as initial Master Servicer, Clipper Receivables Corporation, as purchaser ("PURCHASER"), State Street Boston Capital Corporation, as administrator for Purchaser under the Program Administration Agreement (the "ADMINISTRATOR") and National City Bank, as referral agent for Purchaser under the Relationship Bank Agreement (in such capacity, together with any successors thereto in such capacity, the "RELATIONSHIP BANK").

         B. The Originators wish to sell Receivables that each now owns and from time to time hereafter will own to the Initial Purchaser, and the Initial Purchaser is willing, on the terms and subject to the conditions contained in this Agreement, to purchase such Receivables from each of the Originators at such time.

         C. The Initial Purchaser has entered into the Receivables Purchase Agreement, pursuant to which, among other things, the Initial Purchaser may sell to the Purchaser undivided ownership interests in the Receivables and certain related assets.

         In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

                                  DEFINITIONS

         The following terms used in this Agreement shall have the respective meanings indicated hereinbelow:

         "ADVERSE CLAIM" means a lien, security interest, charge or encumbrance, or similar right or claim of any Person.

         "DEEMED COLLECTION" means amounts payable by an Originator pursuant to
SECTION 3.3 or 3.4.

         "INITIAL CLOSING DATE" shall have the meaning assigned to such term in
SECTION 1.2 hereof.

         "INITIAL CUT-OFF DATE" means the last Cut-Off Date to occur before the Initial Closing Date.

         "INITIAL PURCHASER NOTE" shall have the meaning assigned to such term in SECTION 3.1 hereof.

         "INITIAL REPORTING PERIOD" shall have the meaning assigned to such term in SECTION 2.1 hereof.

         "LOCK-BOX ACCOUNTS" means one or more lock-box accounts held in Lock-Box Banks for receiving Collections from Pool Receivables.

         "ORIGINATOR MATERIAL ADVERSE EFFECT" means, with respect to any event or circumstance, a material adverse effect on:

                (i) the business, assets, financial condition, or operations of any Originator;

                (ii) the ability of any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

                (iii) the validity or enforceability as against any Originator of this Agreement or any other Transaction Document to which it is a party;

                (iv) the status, existence, perfection, priority or enforceability of the Initial Purchaser's interest in the Receivables and the Related Rights described in SECTION 1.1; or

                (v) the enforceability or collectability of the Receivables or the related Contracts.

         "PURCHASE PRICE" shall have the meaning assigned to such term in SECTION 2.1 hereof.
         "PURCHASE REPORT" shall have the meaning assigned to such term in SECTION 2.1 hereof.





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         "RELATED RIGHTS" shall have the meaning assigned to such term in
SECTION 1.1 hereof.

         "SALE INDEMNIFIED AMOUNTS" shall have the meaning assigned to such term in SECTION 8.1 hereof.

         "SALE INDEMNIFIED PARTY" shall have the meaning assigned to such term in SECTION 8.1 hereof.

         "SALE TERMINATION DATE" shall have the meaning assigned to such term in SECTION 9.2 hereof.

         "SERVICER" shall have the meaning assigned to such term in the introduction.

         "SUBSCRIPTION AGREEMENT" means the Subscription Agreement, dated as of September 22, 1995, between the Initial Purchaser and Standard, in the form of EXHIBIT A, as it may be amended, supplemented or modified from time to time.

ARTICLE I

                               AGREEMENT TO SELL

         1.1. AGREEMENT TO SELL. On the terms and subject to the conditions set forth in this Agreement (including ARTICLE IV), and in consideration of the Purchase Price, each Originator agrees to sell, assign and transfer, and does hereby sell, assign and transfer to the Initial Purchaser; and the Initial Purchaser agrees to purchase, and does hereby purchase, from each Originator, all of such Originator's right, title and interest in and to:

                (a) each Receivable of each Originator that existed and was owing to such Originator as of the close of such Originator's business on the Initial Cut-Off Date;

                (b) each Receivable created or originated by each Originator from the close of such Originator's business on the Initial Cut-Off Date, to and including the Sale Termination Date;

                (c) all rights to, but not the obligations under, the Contracts and all Related Security;

                (d)  all monies due or to become due with respect thereto;

                (e)  all books and records related to any of the foregoing; and

                (f) all proceeds thereof (as defined in the UCC) received on or after the date hereof including, without limitation, all funds which either are received by any Originator, the Initial Purchaser or the Master Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, finance charges, interest and all other charges) in respect of Receivables, or are applied to such amounts owed by the Obligors (including, without limitation, insurance payments, if any, that any Originator or the Master Servicer (if other than Standard) applies in the ordinary course of its business to amounts owed in respect of any Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon).

All purchases hereunder shall be made without recourse, but shall be made pursuant to and in reliance upon the representations, warranties and covenants of each Originator, in its capacity as such, set forth in each Transaction Document. The proceeds and rights described in SUBSECTIONS (c), (d), (e) and
(f) of this SECTION 1.1 are herein collectively called the "RELATED RIGHTS".

         1.2.  TIMING OF PURCHASES.

                (a) INITIAL CLOSING DATE PURCHASES. On September 22, 1995 (the "INITIAL CLOSING DATE") each Originator shall sell to the Initial Purchaser in part, as provided in SECTION 3.1, and contribute to the Initial Purchaser, in part, and the Initial Purchaser shall purchase and acquire, pursuant to SECTION 1.1, such Originator's entire right, title and interest in (i) each Receivable that existed and was owing to such Originator as of the close of such Originator's business on the Initial Cut-Off Date, and (ii) all Related Rights with respect thereto.

                (b) REGULAR PURCHASES. After the Initial Closing Date, each Receivable described in SECTION 1.1(b) hereof, and all the Related Rights with respect thereto, created or originated by each Originator shall be deemed to have been sold to the Initial Purchaser pursuant hereto immediately (and without any formal or other instrument of assignment and without any further action by any Person) upon the creation or origination of such Receivable.

         1.3. CONSIDERATION FOR PURCHASES. On the terms and subject to the conditions set forth in this Agreement, the Initial

Purchaser agrees to make all Purchase Price payments to each Originator in accordance with ARTICLE III.


ARTICLE II

                         CALCULATION OF PURCHASE PRICE

         2.1. CALCULATION OF PURCHASE PRICE. On each Reporting Date (commencing with the first Reporting Date following the Initial Closing Date), the Master Servicer shall deliver to the Initial Purchaser, the Administrator, the Relationship Bank, and Standard (if the Master Servicer is other than Standard) a report in substantially the form of EXHIBIT B (each such report being herein called a "PURCHASE REPORT") with respect to the Initial Purchaser's purchases of Receivables and Related Rights from each Originator

                (a) that arose on or prior to the Initial Cut-Off Date (in the case of the first Purchase Report to be delivered hereunder) and

                (b) that arose during the Settlement Period immediately preceding such Reporting Date (in the case of each Purchase Report).

The "PURCHASE PRICE" (to be paid to the applicable Originator in accordance with the terms of ARTICLE III) for the Receivables and the Related Rights sold by such Originator shall be determined in accordance with the following formula:

         PP      =      AUB - (AUB X FMVD)

         WHERE:

                             PP   =

                        Purchase Price (to be paid to the applicable
                        Originator in accordance with the terms of ARTICLE
                        III) as calculated on the relevant Reporting Date;

         AUB       =    (i)  for purposes of calculating the Purchase Price on
                        the initial Reporting Date, the aggregate Unpaid
                        Balance of all Receivables that existed and were owing to the applicable Originator as measured as at the Initial Cut-Off Date, LESS, in the case of Standard, an amount equal to the sum of the aggregate Unpaid Balance of all Receivables that comprised the capital contribution made by Standard to the Initial Purchaser on the Initial Closing Date;

                        (ii) for purposes of calculating the Purchase Price for Receivables on each Reporting Date thereafter, the aggregate Unpaid Balance of the Receivables described in SECTION 1.1(b) hereof that were generated by the applicable Originator during the immediately preceding Settlement Period; and

         FMVD      =    Fair Market Value Discount Factor on the determination
                        date, which is the sum of the Loss Discount and the Cost Discount, in each case as calculated on the most recent Reporting Date.

         "LOSS DISCOUNT" as measured on any Reporting Date means the ratio, expressed as a percentage, of (i) the losses (I.E. write-offs to the bad debt reserve or other write-offs consistent with the Credit and Collection Policy, in each case, net of recoveries) recognized for all Receivables during the three (3) successive Settlement Periods ending on the immediately preceding Cut-Off Date DIVIDED BY (ii) the Collections on all Receivables received during such three (3) Settlement Periods.

         "COST DISCOUNT" as measured on any Reporting Date means a percentage determined in accordance with the following formula:

         CD        =    (AD/360) x CR

         where:

         CD        =    the Cost Discount as measured on such Reporting Date;

         AD        =    the three-month rolling average of Average Days' Sales
                        Outstanding set forth in the most recent Report; and

         CR        =    the Cost Rate as measured on such Reporting Date.

         "COST RATE" as measured on any Settlement Date means a per annum percentage rate determined in accordance with the following formula:

         CR        =    0.02% + EDRP + SFP + PFP + EXP

         where:

         CR        =    the Cost Rate as measured on such Settlement Date;

         EDRP      =    the "EARNED DISCOUNT RATE PERCENTAGE", which shall be
                        equal to the Earned Discount Rate (or if more than one, the weighted average of the Earned Discount Rates) as of the first day of the Settlement Period relating to such Settlement Date;

         SFP       =    the "SERVICER'S FEE PERCENTAGE", which shall be equal
                        to the per annum percentage rate contemplated by the definition of Master Servicer's Fee;

         PFP       =    the Program Fee Percentage (as defined in the Fee
                        Letter); and

         EXP  =    initially, and until December 31, 1995, 0.01% and, for each semiannual fiscal period thereafter, the estimated amount, expressed as a percentage of the Unpaid Balance of Receivables originated during the preceding semiannual fiscal period, of any fees, costs and expenses incurred by the Initial Purchaser and not accounted for in the Earned Discount Rate, including without limitation reserve costs, tax payments and indemnity obligations of the Initial Purchaser for which the Initial Purchaser is not indemnified pursuant to this Agreement.


ARTICLE III

                           PAYMENT OF PURCHASE PRICE

         3.1. INITIAL PURCHASE PRICE PAYMENT. On the Initial Closing Date, Standard shall, and hereby does contribute to the capital of the Initial Purchaser, Receivables and Related Rights with respect thereto consisting of each Receivable described in SECTION 1.1(a) hereof beginning with the oldest of such Receivables and continuing chronologically to the next oldest thereafter, until all or an undivided interest in the most recent of such contributed Receivables, such that the aggregate Unpaid Balance of all such contributed Receivables shall be at least equal to $7,500,000. On the terms and subject to the conditions set forth in this Agreement, the Initial Purchaser agrees to pay to each Originator on the Initial Closing Date a portion of the Purchase Price for the purchase to be made from such Originator with respect to Receivables existing on or prior to the Initial Cut-Off Date (a) in cash in an aggregate amount for all the Originators equal to the amount received by the Initial Purchaser in connection with the first Purchase made pursuant to the Receivables Purchase Agreement and (b) by the issuance of a subordinated promissory note in the form of EXHIBIT C to each Originator (each such promissory note, as it may be amended, supplemented, indorsed or otherwise modified from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called an "INITIAL PURCHASER NOTE") in an initial principal amount equal to the remainder of the Purchase Price owing on the Initial Closing Date after subtracting the amount paid to such Originator in cash. The portion of the Purchase Price paid to each Originator pursuant to the immediately preceding sentence shall be adjusted on the initial Reporting Date by the amount of the difference, if any, between (x) the Purchase Price calculated on the initial Reporting Date for Receivables existing on or prior to the Initial Cut-Off Date pursuant to
SECTION 2.1 hereof and (y) the amount paid to such Originator pursuant to the immediately preceding sentence. If the amount for any applicable Originator described in CLAUSE (x) is greater than the amount described in CLAUSE (y), the Initial Purchaser shall pay to such applicable Originator the difference by increasing the principal amount outstanding under the Initial Purchaser Note payable to such Originator, effective as of the last day of the related Settlement Period. If the amount for any applicable Originator described in CLAUSE (x) is less than the amount described in CLAUSE (y), such applicable Originator shall pay to the Initial Purchaser the difference by a reduction in the principal amount of the Initial Purchaser Note payable to such Originator, effective as of the last day of the related Settlement Period; PROVIDED, HOWEVER, that if at any time the unpaid principal amount of such Initial Purchaser Note has been reduced to zero, the applicable Originator shall pay the Initial Purchaser the remainder owed with respect thereto in immediately available funds to an account designated by the Initial Purchaser.

         3.2. SUBSEQUENT PURCHASE PRICE PAYMENTS. On each Business Day after the Initial Closing Date until the termination of this Agreement pursuant to
SECTION 10.4 hereof, the Initial Purchaser shall pay to each Originator a portion of the Purchase Price due pursuant to SECTION 2.1 by depositing into such account as such Originator shall specify in immediately available funds from monies then held by or on behalf of the Initial Purchaser, solely to the extent that such monies do not constitute Collections that are required to be segregated and held by the Master Servicer pursuant to the Receivables Purchase Agreement or to be distributed to the Administrator pursuant to the Receivables Purchase Agreement on the next Settlement Date or required to be paid to the Master Servicer as the Servicer's Fee on the next Settlement Date, or paid to the Concentration Banks or the Liquidity Banks pursuant to the Receivables Purchase Agreement on the next Settlement Date, or otherwise necessary to pay current expenses of the Initial Purchaser (in its discretion) and provided that such Originator has paid all amounts then owing by it hereunder. The portion of the Purchase Price paid to each Originator shall be adjusted on each Settlement Date by the amount of the difference, if any, between (x) the amount due pursuant to SECTION 2.1 with respect to all Receivables created or originated by such Originator that arose during the corresponding Settlement Period and (y) the amount paid to such Originator during such Settlement Period pursuant to the foregoing sentence for such Receivables. If the amount for any applicable Originator described in CLAUSE (x) is greater than the amount described in CLAUSE (y), the Initial Purchaser shall pay to such applicable Originator the difference by increasing the principal amount outstanding under the Initial Purchaser Note payable to such Originator, effective as of the last day of the related Settlement Period. If the amount for any applicable Originator described in CLAUSE (x) is less than the amount described in CLAUSE
(y), such applicable Originator shall pay to the Initial Purchaser the difference by a reduction in the principal amount of the Initial Purchaser Note payable to such Originator, effective as of the last day of the related Settlement Period; PROVIDED, HOWEVER, that if at any time the unpaid principal amount of such Initial Purchaser Note has been reduced to zero, the applicable Originator shall pay the Initial Purchaser the remainder owed with respect thereto in immediately available funds to an account designated by the Initial Purchaser. On each Settlement Date, if no Liquidation Event under the Receivables Purchase Agreement has occurred and is continuing and payment of the Initial Purchaser Notes will not result in a Liquidation Event under the Receivables Purchase Agreement, the Master Servicer will, upon the direction of the Initial Purchaser, make a payment on one or all of the Initial Purchaser Notes to the applicable Originator in an aggregate amount equal to the amounts that are available to the Initial Purchaser.

         Master Servicer shall make all appropriate record keeping entries with respect to the Initial Purchaser Notes to reflect payments by the Initial Purchaser thereon and Master Servicer's books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on each Initial Purchaser Note. Each Originator hereby irrevocably authorizes Master Servicer to return its Initial Purchaser Note to the Initial Purchaser upon the final payment thereof after the termination of this Agreement pursuant to SECTION 10.4 hereof.

         3.3. SETTLEMENT AS TO SPECIFIC RECEIVABLES. Subject to SECTION 7.2(a) hereof, if an officer of any Originator obtains knowledge or receives notice from the Initial Purchaser or the Administrator that (a) on the day that any Receivable purchased hereunder was created or originated by such Originator any of the representations or warranties set forth in SECTION 5.11 was not true with respect to such Receivable, or such Receivable was not an Eligible Receivable or, (b) as a result of any action or inaction of such Originator, on any day any of the representations or warranties set forth in SECTION 5.11 is no longer true with respect to a Receivable, then such Originator forthwith shall reduce the Purchase Price with respect to Receivables that arose during the same Settlement Period in which such knowledge is obtained or notification is received by an amount equal to the Unpaid Balance of such Receivable; PROVIDED, HOWEVER, that if there have been no purchases of Receivables (or insufficiently large purchases of Receivables to create a Purchase Price large enough to so reduce by the amount of such net reduction) from such Originator during such Settlement Period, any amount owed by which the Purchase Price payable to such Originator would have been reduced pursuant to the immediately preceding clause of this sentence shall be paid by either (at the option of such Originator, unless the Initial Purchaser will, absent such payment in cash, be unable to meet its obligations under the Receivables Purchase Agreement on the next occurring Settlement Date, in which case such Originator shall make a cash payment) a reduction in the principal amount of the Initial Purchaser Note of such Originator (but not below zero) or by payment within two Business Days after the related Reporting Date in cash by such Originator to the Initial Purchaser by deposit of immediately available funds in an account designated by the Initial Purchaser; PROVIDED, FURTHER, that if the Initial Purchaser thereafter receives payment on account of Collections due with respect to such Receivable, the Initial Purchaser promptly shall deliver such funds to such Originator.

         3.4. SETTLEMENT AS TO DILUTION. Each Purchase Report shall include, in respect of the Receivables previously generated by each Originator (including those Receivables that were contributed by Standard to the capital of the Initial Purchaser on the Initial Closing Date), a calculation of the aggregate net reduction in the aggregate Unpaid Balance of such Receivables owed by particular Obligors on account of any defective, rejected or returned merchandise or services, any cash discount or any other adjustments, or setoffs in respect of any claims by the Obligor(s) thereof against such Originator or any of its Affiliates (other than the Initial Purchaser) (whether such claims arise out of the same or a related or unrelated transaction), or any rebate or refund during the most recent Settlement Period. Subject to SECTION 7.2(a) hereof, the Purchase Price to be paid to the applicable Originator for the Receivables generated by it during the Settlement Period for which the Purchase Report referred to in the preceding sentence attributable to Receivables originated by such Originator is delivered shall be decreased by the amount of the net reduction referred to in the preceding sentence attributable to Receivables originated by such Originator; PROVIDED, HOWEVER, that if there have been no purchases of Receivables (or insufficiently large purchases of Receivables to create a Purchase Price large enough to so reduce by the amount of such net reduction) from such Originator during such Settlement Period, any amount owed by which the Purchase Price payable to such Originator would have been reduced pursuant to the immediately preceding clause of this sentence shall be paid by either (at the option of such Originator, unless the Initial Purchaser will, absent such payment in cash, be unable to meet its obligations under the Receivables Purchase Agreement on the next occurring Settlement Date, in which case such Originator shall make a cash payment) a reduction in the principal amount of the Initial Purchaser Note of such Originator (but not below zero) or by payment within two Business Days after the related Reporting Date in cash by such Originator to the Initial Purchaser by deposit of immediately available funds in an account designated by the Initial Purchaser.

         3.5. RECONVEYANCE OF RECEIVABLES. In the event that any Originator has paid to the Initial Purchaser the full Unpaid Balance (or portion thereof) of any Receivable pursuant to SECTION 3.3 or 3.4, the Initial Purchaser shall reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens created by the Initial Purchaser.

         3.6.  [RESERVED].

         3.7.  TRUE SALES.

                (a) Each of the Originators and the Initial Purchaser intend the transactions hereunder to constitute true sales (or where the Subscription Agreement applies, conveyances in the form of capital contributions) of Receivables and Related Assets by each of the Originators to the Initial Purchaser, providing the Initial Purchaser with the full benefits of ownership thereof, and no party hereto intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, a loan from the Initial Purchaser to any Originator.

                (b) In the event (but only to the extent) that the conveyance of Receivables and Related Assets hereunder is characterized by a court or other governmental authority as a loan rather than a sale, each Originator shall be deemed hereunder to have granted to the Initial Purchaser, and each Originator hereby severally grants to the Initial Purchaser, a security interest in all of such Originator's right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising: (A) all Receivables of such Originator, and (B) all Related Assets of such Originator. Such security interest shall secure all of such Originator's obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent. The Initial Purchaser shall have, with respect to the property described in this SECTION 3.7(b), and in addition to all the other rights and remedies available to the Initial Purchaser under this Agreement and applicable law, all the rights and remedies of a secured party under any applicable UCC, and this Agreement shall constitute a security agreement under applicable law.

          3.8.  PAYMENTS AND COMPUTATIONS, ETC.

                (a) All amounts to be paid or deposited by an Originator or the Master Servicer hereunder shall be paid or deposited no later than 10:00 a.m. (New York City time) on the day when due in same day funds. All amounts received after 10:00 a.m. (New York City time) will be deemed to have been received on the immediately succeeding Business Day.

                (b) Each Originator shall, to the extent permitted by law, pay interest on any amount not paid or deposited by such Originator when due hereunder, at an interest rate per annum equal to 1.0% per annum above the Alternate Base Rate, payable on demand.

                (c) All computations of interest under SECTION 3.8(b) and all computations of the Purchase Price, fees, and other amounts hereunder shall be made on the basis of a 360-day year and actual days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.


ARTICLE IV

                            CONDITIONS OF PURCHASES

         4.1. CONDITIONS PRECEDENT TO INITIAL PURCHASE. The initial purchase hereunder is subject to the condition precedent that the Initial Purchaser shall have received, on or before the Initial Closing Date, the following, each (unless otherwise indicated) dated the Initial Closing Date, and each in form, substance and date satisfactory to the Initial Purchaser, the Administrator and the Relationship Bank:

                (a) A copy of the resolutions of the Board of Directors of each Originator approving the Transaction Documents to be delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

                (b) Good standing certificates for each Originator issued as of a recent date by the Secretaries of State of the state of incorporation of such Originator and the state where such Originator's principal place of business is located;

                (c) A certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Originator's behalf to sign the Transaction Documents to be delivered by it (on which certificate the Initial Purchaser, the Administrator, the Relationship Bank and Master Servicer (if other than Standard) may conclusively rely until such time as they shall have received from such Originator a revised certificate meeting the requirements of this SUBSECTION (c));

                (d) The articles or certificate of incorporation of each Originator, duly certified by the Secretary of State of the state of its incorporation as of a recent date, in each case together with a copy of the by-laws of such Originator, each duly certified by the Secretary or an Assistant Secretary of such Originator;

                (e) Copies of the proper financing statements (Form UCC-1) that have been duly executed and name each Originator as the seller and the Initial Purchaser as the purchaser

         (and Purchaser as assignee of the Initial Purchaser) of the Receivables generated by such Originator and the Related Rights or other, similar instruments or documents, as may be necessary or, in Master Servicer's or the Administrators's opinion, desirable under the UCC of all appropriate jurisdictions or any comparable law of all appropriate jurisdictions to perfect the Initial Purchaser's ownership interest in all Receivables and Related Rights in which an ownership interest may be assigned to it hereunder;

                (f) A written search report from a Person satisfactory to Master Servicer and the Administrator listing all effective financing statements that name any Originator as debtor or seller and that are filed in the jurisdictions in which filings were made pursuant to the foregoing SUBSECTION (e), together with copies of such financing statements (none of which, except for those described in the foregoing SUBSECTION (e), shall cover any Receivable or any Related Right related to any Receivable that is of the type described in SECTION 1.1) which is to be sold to the Initial Purchaser hereunder, and tax and judgment lien search reports from a Person satisfactory to Master Servicer and the Administrator showing no evidence of such liens filed against any Originator;

                (g) A favorable opinion of Baker & Hostetler, outside counsel to the Originators, in the form of EXHIBIT D;

                (h) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Initial Purchaser's satisfaction;

                (i) An Initial Purchaser Note in favor of each Originator, duly executed by the Initial Purchaser;

                (j) A certificate from an officer of Standard to the effect that Master Servicer and each Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on subsequent, summary master control data processing reports the following legend (or the substantive equivalent thereof): "THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO THE STANDARD PRODUCTS FUNDING CORPORATION PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF SEPTEMBER 22, 1995, AS AMENDED, AMONG THE STANDARD PRODUCTS CO., 5 RUBBER CORPORATION, OLIVER RUBBER COMPANY, HOLM INDUSTRIES, INC. AND THE STANDARD PRODUCTS FUNDING CORPORATION; AND AN INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN GRANTED AND ASSIGNED TO CLIPPER RECEIVABLES CORPORATION, PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 22, 1995, AMONG THE STANDARD PRODUCTS FUNDING CORPORATION, THE STANDARD PRODUCTS CO., CLIPPER RECEIVABLES CORPORATION, STATE STREET BOSTON CAPITAL CORPORATION, AS THE ADMINISTRATOR, AND NATIONAL CITY BANK, AS THE RELATIONSHIP BANK.

                (k) A duly executed counterpart of the Subscription Agreement from each party thereto, together with evidence that a capital contribution of Receivables and Related Assets in an aggregate amount of not less than $7,500,000 shall have been made to the Initial Purchaser thereunder by Standard in exchange for common stock of the Initial Purchaser;

                (l)  [intentionally omitted]; and

                (m) Such other agreements, instruments, UCC financing statements, certificates, opinions and other documents as the Initial Purchaser, the Relationship Bank or the Administrator may reasonably request.

         4.2. CERTIFICATION AS TO REPRESENTATIONS AND WARRANTIES. Each Originator, by accepting the Purchase Price related to each purchase of Receivables (and Related Rights) generated by such Originator, shall be deemed to have certified that the representations and warranties contained in ARTICLE V are true and correct on and as of such day, with the same effect as though made on and as of such day.

         4.3. EFFECT OF PAYMENT OF PURCHASE PRICE. Upon the payment of the Purchase Price (whether in cash or by an increase in the principal amount outstanding under the Initial Purchaser Note) for any purchase of Receivables and Related Assets, title to such Receivables and Related Assets shall vest in the Initial Purchaser, whether or not the conditions precedent to such purchase were in fact satisfied; PROVIDED that the Initial Purchaser shall not be deemed to have waived any claim it may have under this Agreement for the failure by any applicable Originator in fact to satisfy any such condition precedent.


ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                        OF EACH ORIGINATOR AND SERVICER

         In order to induce the Initial Purchaser to enter into this Agreement and to make purchases hereunder, each Originator and Servicer, as to matters relating to it or its Receivables or other property, hereby makes the representations and warranties set forth in this ARTICLE V.

         5.1. ORGANIZATION AND GOOD STANDING. It has been duly organized and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with corporate power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

         5.2. DUE QUALIFICATION. It is duly licensed or qualified to do business as a foreign corporation in good standing in all jurisdictions in which (a) the ownership or lease of its property or the conduct of its business requires such licensing or qualification and (b) the failure to be so licensed or qualified has not had and will not have an Originator Material Adverse Effect.

         5.3. POWER AND AUTHORITY; DUE AUTHORIZATION. It has (a) all necessary corporate power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, and (ii) to generate, own, sell and assign Receivables and Related Rights on the terms and subject to the conditions herein and therein provided; and (b) duly authorized such execution and delivery and such sale and assignment and the performance of such obligations by all necessary corporate action.

         5.4. VALID SALE; BINDING OBLIGATIONS. Each sale of Receivables and Related Rights made by it pursuant to this Agreement shall constitute a valid sale, transfer, and assignment thereof to the Initial Purchaser, enforceable against creditors of, and purchasers from, such Originator and Servicer; and this Agreement constitutes, and each other Transaction Document to be signed by it, when duly executed and delivered, will constitute, a legal, valid, and binding obligation of such Originator and Servicer, enforceable in accordance with its terms; except as enforceability of any of the foregoing may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         5.5. NO VIOLATION. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof or thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) its articles or certificate of incorporation or by-laws, or (ii) any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it is bound, except where such conflict, breach or default has not had and will not have an Originator Material Adverse Effect, (b) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than the Transaction Documents, or (c) violate any law or any order, rule, or regulation applicable to it of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or any of its properties, except where such violation has not had and will not have an Originator Material Adverse Effect.

         5.6. PROCEEDINGS. There is no action, suit, proceeding or investigation pending before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document to which it is a party,
(b) seeking to prevent the sale of Receivables and Related Rights to the Initial Purchaser or the consummation of any of the other transactions contemplated by any Transaction Document to which it is a party, or (c) seeking any determination or ruling that would reasonably be expected to have an Originator Material Adverse Effect.

         5.7. BULK SALES ACT. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

         5.8. GOVERNMENT APPROVALS. Except for the filing of the UCC financing statements referred to in ARTICLE IV, all of which, at the time required in ARTICLE IV, shall have been duly made and shall be in full force and effect and for authorizations, approvals, actions and filings the failure of which to obtain, notify or file could not reasonably be expected to have an Originator Material Adverse Effect, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for its due execution, delivery and performance of any Transaction Document to which it is a party.

         5.9. FINANCIAL CONDITION. On the date hereof it is, and on the date of each transfer of a new Receivable hereunder (both before and after giving effect to such transfer), it shall be solvent.

         5.10. MARGIN REGULATIONS. No use of any funds acquired by it under this Agreement will conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

         5.11.  QUALITY OF TITLE.

                (a) Each Receivable (together with the Related Rights with respect to such Receivable) which is to be sold to the Initial Purchaser hereunder is or shall be owned by such Originator, free and clear of any Adverse Claim, except as provided herein and in the Receivables Purchase Agreement. Whenever the Initial Purchaser makes a purchase hereunder, it shall have acquired and shall continue to have maintained a valid and perfected ownership interest (free and clear of any Adverse Claim, other than an Adverse Claim created by the Initial Purchaser) in all Receivables generated by such Originator and all Collections related thereto, and in such Originator's entire right, title and interest in and to the Related Rights with respect thereto.

                (b) No effective financing statement or other instrument similar in effect covering any Receivable generated by such Originator or any Related Right is on file in any recording office except such as may be filed in favor of the Initial Purchaser or such Originator, as the case may be, in accordance with this Agreement or in favor of the Purchaser in accordance with the Receivables Purchase Agreement.

         5.12. ACCURACY OF INFORMATION. No information heretofore or contemporaneously furnished in writing (and prepared) by it to the Initial Purchaser, the Purchaser, the Relationship Bank or the Administrator (excluding forecasts and projections) for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby is, and no other such written information hereafter furnished (and prepared) by it to the Initial Purchaser, the Purchaser, the Relationship Bank or the Administrator pursuant to or in connection with any Transaction Document was inaccurate in any material respect as of the date it was furnished or as of the date as of which such information is dated or certified, or contained any material misstatement of fact or omitted to state any material fact necessary to make such information not materially misleading. All forecasts and projections furnished by it to the Initial Purchaser, the Purchaser, the Relationship Bank or the Administrator, have been prepared in good faith and are based upon reasonable assumptions.

         5.13. OFFICES. Its principal place of business and chief executive office is located at the address set forth under its signature hereto, and the offices where it keeps all its books, records and documents evidencing the Receivables, the related Contracts and all other agreements related to such Receivables are located at the addresses specified in EXHIBIT E (or at such other locations, notified to Master Servicer (if other than Standard) and the Administrator in accordance with SECTION 6.1(f), in jurisdictions where all action required by SECTION 7.3 has been taken and completed).

         5.14. TRADE NAMES. Except as disclosed on SCHEDULE 5.14 and except as permitted by SECTION 6.1(e), it does not use any trade name other than its actual corporate name. From and after the date that fell five (5) years before the date hereof, it has not been known by any legal name other than its corporate name as of the date hereof, nor has it been the subject of any merger or other corporate reorganization except as disclosed on SCHEDULE 5.14 and except as permitted by SECTION 6.1(e).

         5.15. TAXES. It has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books or the failure of which to be paid will not have an Originator Material Adverse Effect.

         5.16. COMPLIANCE WITH APPLICABLE LAWS. It is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, Regulation Z, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws applicable to the Receivables and related Contracts), a breach of any of which, individually or in the aggregate, would be reasonably likely to have an Originator Material Adverse Effect.

         5.17. LOCK-BOX ACCOUNTS. The names and addresses of all the Lock-Box Banks, together with the account numbers of its lock-box accounts at such Lock-Box Banks, are specified in SCHEDULE 6.01(o) to the Receivables Purchase Agreement (or have been notified to and approved by the Administrator and the Relationship Bank in accordance with SECTION 7.03(d) of the Receivables Purchase Agreement).

         5.18. SERVICING PROGRAMS. No license or approval is required for the Initial Purchaser's use of any software or program used by Master Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

         5.19. ACCOUNTS. Except to the extent permitted by SECTION 6.3(c), each of the Receivables constitutes an "Account" as such term is defined in the UCC.

         5.20. RELIANCE ON SEPARATE LEGAL IDENTITY. It is aware that Purchaser, the Relationship Bank and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the Initial Purchaser's identity as a legal entity separate from such Originator and Servicer and any of its other Affiliates.


ARTICLE VI

                   COVENANTS OF EACH ORIGINATOR AND SERVICER

         6.1. AFFIRMATIVE COVENANTS. From the date hereof until the first day following the Sale Termination Date on which all of the obligations of each Originator hereunder are paid in full, each Originator and Servicer severally agrees that it will, unless the Initial Purchaser, the Administrator and the Relationship Bank shall otherwise consent in writing:

                (a) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Receivables generated by it and the Contracts and other agreements related thereto, except where such noncompliance has not had and will not have an Originator Material Adverse Effect.

                (b) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have an Originator Material Adverse Effect.

                (c) RECEIVABLES REVIEW. (i) At any time and from time to time during regular business hours, upon reasonable written notice permit the Initial Purchaser, the Administrator and the Relationship Bank or their respective agents or representatives, (A) to examine, to audit and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to the Receivables generated by it, including, without limitation, the Contracts and other agreements related thereto, and (B) to visit its offices and properties for the purpose of examining such materials described in the foregoing CLAUSE (A) and discussing matters relating to the Receivables generated by it or its performance hereunder with any of the Responsible Managers of such Originator and Servicer having knowledge of such matters; (ii) at any time and from time to time during regular business hours, upon reasonable notice, permit the Initial Purchaser, the Administrator, and the Relationship Bank or their respective agents or representatives, to meet with the independent auditors of such Originator and Servicer, to the extent permitted by such auditors, to review such auditors' work papers and otherwise to review with such auditors the books and records of such Originator and Servicer; and (iii) without limiting the provisions of CLAUSE (i) next above, from time to time, at such Originator and Servicer's expense, (A) upon reasonable notice during business hours, not more than once in any calendar quarter or (B) on request of Administrator or the Relationship Bank at any time when a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records.

                (d) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES AND CONTRACTS. Timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and all other agreements related to the Receivables.
                (e) LOCATION OF OFFICES, RECORDS AND BOOKS OF ACCOUNT; CHANGE OF NAME, MERGERS, ETC.; MAINTENANCE OF RECORDS, ETC. (i) Keep its principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address set forth on EXHIBIT E or, upon at least 60 days' prior written notice of a proposed change to the Administrator and the Initial Purchaser, at any other locations in jurisdictions where all actions reasonably requested by the Initial Purchaser or the Administrator to protect and perfect the ownership interest of the Initial Purchaser and the interests of the Purchaser in the Receivables and Related Assets have been taken and completed,
         (ii) provide the Administrator and the Initial Purchaser with at least 60 days' written notice prior to making any change in its name or making any other change in its identity or corporate structure (including, without limitation, a merger) which could render any UCC financing statement filed in connection with this Purchase and Sale Agreement "seriously misleading" as such term is used in the UCC; each notice to the Administrator and the Initial Purchaser pursuant to this sentence shall set forth the applicable change and the effective date thereto, (iii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and (iv) not have or maintain, or be a partner in any partnership which has or maintains, its jurisdiction of organization, principal place of business in the United States of America of principal assets in the United States of America in any of the states of Colorado, Kansas, New Mexico, Oklahoma, Utah and Wyoming.

                (f) OWNERSHIP INTEREST, ETC. Take all action necessary or desirable to establish and maintain a valid and enforceable perfected ownership interest in the Receivables and the Related Assets, free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Purchaser), in favor of the Initial Purchaser, including, without limitation, taking such action to perfect, protect or more fully evidence the ownership interest of the Initial Purchaser under this Purchase and Sale Agreement as the Initial Purchaser or Administrator may request.

                (g) CREDIT AND COLLECTION POLICIES. Comply in all material respects with its Credit and Collection Policy in connection with the Receivables that it generates and all Contracts related thereto.

                (h) SEPARATE CORPORATE EXISTENCE OF THE INITIAL PURCHASER. Take such actions as shall be required in order to maintain the separate identity of the Initial Purchaser separate and apart from such Originator and Servicer and its other affiliates, including those set forth in Section 7.04 of the Receivables Purchase Agreement.

         6.2. REPORTING REQUIREMENTS. From the date hereof until the first day following the Sale Termination Date upon which all of each Originator's obligations hereunder have been paid in full, each Originator and Servicer severally agrees that it will, unless the Initial Purchaser, the Administrator and the Relationship Bank shall otherwise consent in writing, furnish to the Initial Purchaser, the Administrator and the Relationship Bank:

                (a) PROCEEDINGS. As soon as possible and in any event within three Business Days after such it has knowledge thereof, written notice to the Initial Purchaser, the Administrator and the Relationship Bank of (i) all pending proceedings and investigations of the type described in SECTION 5.6 not previously disclosed to the Initial Purchaser and/or the Administrator and (ii) all material adverse developments that have occurred with respect to any previously disclosed proceedings and investigations; and

                (b) OTHER. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or its performance hereunder that the Initial Purchaser, the Administrator or the Relationship Bank may from time to time reasonably request in order to protect the ownership interests of the Initial Purchaser, the Purchaser, the Administrator, the Relationship Bank, or any other Affected Party under or as contemplated by the Transaction Documents.

         6.3. NEGATIVE COVENANTS. From the date hereof until the date following the Sale Termination Date upon which all of each Originator's obligations hereunder have been paid in full, each Originator and Servicer severally agrees that, unless the Initial Purchaser, the Administrator and the Relationship Bank shall otherwise consent in writing, it shall not:

                (a) SALES, ADVERSE CLAIMS, ETC. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable or related Contract or other Related Right, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

                (b) CHANGE IN CREDIT AND COLLECTION POLICY. Make any material change in the Credit and Collection Policy that would not be permitted under Section 7.03(c) of the Receivables Purchase Agreement.

                (c) RECEIVABLES NOT TO BE EVIDENCED BY PROMISSORY NOTES. Take any action to cause or permit any Receivable (other than Defaulted Receivables originated by Oliver with an aggregate Unpaid Balance of less than $2,500,000 at any time) generated by it to become evidenced by any "instrument" (as defined in the applicable UCC).

                (d) EXTENSION OR AMENDMENT OF RECEIVABLES. Extend the maturity or adjust the Unpaid Balance or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any related Contract; PROVIDED that this CLAUSE (d) shall not limit the ability of the Master Servicer to take such actions as permitted by the Receivables Purchase Agreement; provided further that this CLAUSE
         (d) shall not apply to Receivables reconveyed pursuant to SECTION 3.5.

                (e) CHANGE IN LOCK-BOX BANKS, LOCK-BOX ACCOUNTS AND PAYMENT INSTRUCTIONS TO OBLIGORS. Add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in
         SCHEDULE 6.01(o) to the Receivables Purchase Agreement, or make any change in its instructions to Obligors regarding payments to be made to it or payments to be made to any Lock-Box Account (or related post office box), unless the Relationship Bank and the Administrator shall have received prior written notice of such addition, termination or change and the Relationship Bank and the Administrator shall have received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank.


ARTICLE VII

                      ADDITIONAL RIGHTS AND OBLIGATIONS IN
                           RESPECT OF THE RECEIVABLES

         7.1. RIGHTS OF THE INITIAL PURCHASER. Each Originator and Servicer hereby authorizes the Initial Purchaser and the Master Servicer (if other than Standard) or their respective designees to take any and all steps in such Originator's name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables, including, without limitation, endorsing such Originator's name on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

        7.2. RESPONSIBILITIES OF EACH ORIGINATOR AND SERVICER. Anything herein to the contrary notwithstanding:

                (a) Each Originator and Servicer agrees to direct its respective Obligors in the billing statements to make payments of Receivables directly to a Lock-Box Account at a Lock-Box Bank. Each Originator and Servicer further agrees to transfer any Collections that it receives directly to Master Servicer (for deposit to a Lockbox Account) within two Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Initial Purchaser. Each Originator agrees to pay all Deemed Collections payable pursuant to SECTION 3.3 or 3.4 to the Master Servicer for deposit to a Lockbox Account on the second Business Day following the day on which they arise.

                (b) Each Originator and Servicer shall perform its obligations hereunder and under the Contracts in all material respects, and the exercise by the Initial Purchaser or its designee of its rights hereunder shall not relieve such Originator and Servicer from such obligations.

                (c) Each Originator and Servicer hereby grants to Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator and Servicer all steps necessary or advisable to indorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator and Servicer or transmitted or received by the Initial Purchaser (whether or not from such Originator and Servicer) in connection with any Receivable.

         7.3. FURTHER ACTION EVIDENCING PURCHASES. Each Originator and Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Initial Purchaser may reasonably request in order to perfect, protect or more fully evidence the Initial Purchaser's ownership of the Receivables (and the Related Rights) purchased by the Initial Purchaser hereunder, or to enable the Initial Purchaser to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Initial Purchaser, each Originator and Servicer will:

                (a) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

                (b) mark its summary master control data processing records with the legend set forth in SECTION 4.1(j).

Each Originator and Servicer hereby authorizes the Initial Purchaser or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables (and the Related Rights) now existing or hereafter generated by such Originator. If any Originator and Servicer fails to perform any of its agreements or obligations under this Agreement, the Initial Purchaser or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Initial Purchaser or its designee incurred in connection therewith shall be payable by such Originator as provided in SECTION 10.6.

         7.4. APPLICATION OF COLLECTIONS. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator in respect of any Contract shall, except as otherwise specified by such Obligor or otherwise required by contract or law,

                (a) at any time before the commencement of the Liquidation Period, be recorded as a credit in a contra-account established for Collection of the Receivables of such Obligor; and

                (b) upon and after the commencement of the Liquidation Period, be applied first, as a Collection of the Pool Receivables of such Obligor in the order of the age of such Pool Receivables starting with the oldest of such Pool Receivables and, second, to any other indebtedness of such Obligor.


ARTICLE VIII

                                INDEMNIFICATION

         8.1. INDEMNITIES BY EACH ORIGINATOR. Without limiting any other rights which the Initial Purchaser may have hereunder or under applicable law, each Originator hereby severally agrees to indemnify the Initial Purchaser and each of its assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called a "SALE INDEMNIFIED PARTY"), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively called "SALE INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or as a result of the following:

                (a) the transfer by such Originator of an interest in any Receivable or Related Right to any Person other than the Initial Purchaser;

                (b) without duplication of amounts paid as Deemed Collections, the breach of any representation or warranty made by such Originator under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by such Originator pursuant hereto or thereto which shall have been false or incorrect in any material respect when made or deemed made;

                (c) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable generated by such Originator or the related Contract, or the nonconformity of any Receivable generated by such Originator or the related Contract with any such applicable law, rule or regulation;

                (d) the failure to vest and maintain vested in the Initial Purchaser an ownership interest in the Receivables and the Related Rights generated by such Originator free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of the Initial Purchaser, whether existing at the time of the purchase of such Receivables or at any time thereafter;

                (e) the failure of such Originator to file with respect to itself, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator, whether at the time of any purchase or at any subsequent time;

                (f) without duplication of amounts paid as Deemed Collections, any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator (including, without limitation, a defense based on such Receivables or the related Contracts not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services or merchandise related to any such Receivable or the furnishing of or failure to furnish such services or merchandise;

                (g) any product liability claim arising out of or in connection with services or merchandise that are the subject of any Receivable generated by such Originator; and

                (h) any tax or governmental fee or charge (other than any tax excluded pursuant to CLAUSE (iii) in the proviso to this sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase of the Receivables generated by such Originator or any Related Right connected with any such Receivables;

EXCLUDING, HOWEVER, (i) Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Sale Indemnified Party, (ii) any indemnification which has the effect of recourse to any Originator for non-payment of Receivables originated by such Originator due to credit problems of the Obligors on such Receivables and (iii) any tax based upon or measured by net income. For purposes of determining the liability of any Originator and Servicer under this SECTION 8.1, for any breach of representation, warranty or covenant, any limitation in such representation, warranty or covenant based on the existence of an Originator Material Adverse Effect or other materiality concept shall be disregarded.


         If for any reason the indemnification provided above in this SECTION
8.1 is unavailable to a Sale Indemnified Party or is insufficient to hold such Sale Indemnified Party harmless, then each Originator shall contribute to the amount paid or payable by such Sale Indemnified Party to the maximum extent permitted under applicable law.


ARTICLE IX

                            SALE TERMINATION EVENTS

         9.1. SALE TERMINATION EVENTS. Each of the following events or occurrences described in this SECTION 9.1 shall constitute a "SALE TERMINATION EVENT":

                (a) (i) The Master Servicer (if Standard or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under this Agreement and such failure shall remain unremedied for five (5) Business Days (except in the case of any failure to deliver the Information Package, in which case, such failure shall remain unremedied for three (3) Business Days) or (ii) any Person which is the Master Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement; or

                (b) Any Originator and Servicer shall fail to make any payment required under this Agreement; or

                (c) Any representation or warranty made or deemed to be made by any Originator and Servicer (or any of its officers) pursuant to this Agreement or any other information or report delivered by such Originator and Servicer or the Master Servicer pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and which continues to be incorrect or untrue in any material respect for a period of 15 days after the date on which notice of such inaccuracy, requiring the same to be remedied, shall have been given to such Originator or Servicer by the Administrator, or after the date a Responsible Manager of such Originator or Servicer has actual knowledge thereof; or

                (d) Any Originator and Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for fifteen (15) Business Days after the earlier of (i) written notice thereof shall have been given by the Initial Purchaser, the Administrator or the Relationship Bank to the applicable Originator and Servicer and (ii) a Responsible Manager of such Originator and Servicer has actual knowledge thereof; or

                (e) This Agreement shall for any reason (other than pursuant to the terms thereof) cease to create in favor of the Initial Purchaser a valid and enforceable perfected ownership interest in each Receivable, and the Related Assets, free and clear of any Adverse Claim (other than an Adverse Claim in favor of the Purchaser); or

                (f) An Event of Bankruptcy shall occur with respect to any Originator; or

                (g)  A Liquidation Event shall have occurred.

         9.2. PURCHASE AND SALE TERMINATION EVENTS. If any of the Sale Termination Events set forth in SECTION 9.1 shall occur and be continuing, the Initial Purchaser may, with the prior written consent of the Administrator and the Relationship Bank, by notice to each of the Originators (with a copy to the Administrator and the Relationship Bank), declare the Sale Termination Date to have occurred; provided that automatically upon the occurrence of an event (without any requirement for the passage of time or the giving of notice) described in CLAUSE (f) of SECTION 9.1, the Sale Termination Date shall occur.

         The agreement of the Originators to sell Receivables and Related Assets hereunder, and the agreement of the Initial Purchaser to purchase Receivables and Related Assets from the Originators hereunder, shall terminate automatically on the earlier to occur of (i) the Sale Termination Date and (ii) the Termination Date. Notwithstanding the occurrence of the Sale Termination Date, all obligations of each Originator under the Transaction Documents that shall have arisen prior to the Sale Termination Date shall survive until each such obligation has been finally and fully paid and performed by such Originator.

         Upon the occurrence and during the continuance of a Sale Termination Event, the Initial Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of a Sale Termination Event hereunder shall not deny to the Initial Purchaser any remedy to which the Initial Purchaser may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.


ARTICLE X

                                 MISCELLANEOUS

         10.1.  AMENDMENTS, ETC.

                (a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by each Originator, the Initial Purchaser, the Administrator, the Relationship Bank and the Master Servicer (if other than Standard).

                (b) No failure or delay on the part of the Initial Purchaser, Master Servicer, any Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Initial Purchaser, Master Servicer, or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Initial Purchaser or Master Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         10.2. NOTICES, ETC. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage-prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

         10.3. NO WAIVER; CUMULATIVE REMEDIES. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         10.4. BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the Initial Purchaser, each Originator and its respective successors and permitted assigns. No Originator may assign its rights hereunder or any interest herein without the prior written consent of the Initial Purchaser, the Administrator and the Relationship Bank. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date after the Sale Termination Date on which each Originator has received payment in full for all Receivables and Related Rights conveyed pursuant to SECTION 1.1 hereof and has paid and performed all of its obligations hereunder in full. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to
ARTICLE V and the indemnification and payment provisions of ARTICLE VIII and
SECTION 10.6 shall be continuing and shall survive any termination of this Agreement.

         10.5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         10.6. COSTS, EXPENSES AND TAXES. In addition to the obligations of each Originator under ARTICLE VIII and subject to any limitations agreed to in writing by any Affected Party prior to the date hereof, each Originator agrees to pay on demand:

                (a) all reasonable costs and expenses in connection with the enforcement of this Agreement and the other Transaction Documents executed by such Originator; and

                (b) all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         10.7. SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (e) TO THE EXTENT ALLOWED BY LAW, AGREES THAT A FINAL JUDGMENT IN ANY SUCH

ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE INITIAL PURCHASER'S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ANY ORIGINATOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

         10.8. WAIVER OF JURY TRIAL. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         10.9. CAPTIONS AND CROSS REFERENCES; INCORPORATION BY REFERENCE. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

         10.10. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

         10.11. ACKNOWLEDGMENT AND AGREEMENT. By execution below, each Originator expressly acknowledges and agrees that all of the Initial Purchaser's rights, title, and interests in, to, and under this Agreement shall be assigned by the Initial Purchaser to the Purchaser pursuant to the Receivables Purchase Agreement, and each Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Administrator, the Purchaser and the Relationship Bank are third party beneficiaries of the rights of the Initial Purchaser arising hereunder and under the other Transaction Documents to which each Originator is a party.


ARTICLE XI

                          ADMINISTRATION AND SERVICING
                                 OF RECEIVABLES

         11.1. ACCEPTANCE OF APPOINTMENT AND OTHER MATTERS RELATING TO THE SERVICERS. (a) Each Originator severally agrees to act, and is hereby appointed by the Master Servicer to act, as a

Servicer under this Agreement, and the Initial Purchaser hereby consents to each Seller acting as a Servicer. Each Servicer shall service and administer the Receivables of which its customers are the Obligors and shall collect payments due under such Receivables in accordance with its customary and usual billing and collection procedures for servicing its portfolio of accounts receivable and in all material respects in accordance with the Credit and Collection Policy and shall have full power and authority, acting alone or through any Person designated by it, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable (subject to the provisions hereof). Servicing activities performed by the Servicers with respect to the Receivables shall include collecting and recording payments, communicating with Obligors, investigating payment delinquencies, providing billing records to Obligors and maintaining internal records. Other services performed by the Servicers shall include providing assistance in any inspections of the documents and records relating to the Receivables by the Administrator and Relationship Bank to the extent provided in the Transaction Documents, maintaining the Contracts, documents and files relating to the Receivables, and assisting the Master Servicer in the preparation of the Information Package and Purchase Report. Without limiting the generality of the foregoing, each Servicer agrees that it shall cooperate with the Master Servicer to permit the Master Servicer to fulfill its obligations under and in connection with the Transaction Documents.

         (b) No Servicer shall extend, amend or otherwise modify the terms of any Receivable, or amend, modify or otherwise waive any term or condition of any contract relating thereto except in accordance with the Transaction Documents.

         (c) The Master Servicer in its discretion may terminate the appointment of any Originator as Servicer at any time; notwithstanding such termination of an Originator as Servicer, such Originator shall continue to sell Receivables to the Initial Purchaser pursuant to this Agreement for so long as such Originator is a party hereto.

         (d) Notwithstanding the appointment of and agreement by each Originator to act as Servicer under the Agreement, the Master Servicer shall remain primarily liable for all payments to be made by it and the performance of its duties as Master Servicer under the Transaction Documents to which it is a party.

         11.2. SERVICING COMPENSATION. As full compensation for its servicing activities hereunder, each Servicer shall be entitled to receive such fees from the Master Servicer as may be agreed upon from time to time between such Servicer and the Master Servicer.

ARTICLE XII

                                   GUARANTEE

         12.1. GUARANTEE. (a) Standard hereby unconditionally and irrevocably covenants and agrees that it will cause each Originator and Servicer duly and punctually to perform and observe all of the terms, conditions, covenants, agreements (including, without limitation, agreements to make payments of Collections or deemed Collections) and indemnities of such Originator and Servicer under this Agreement and the other Transaction Documents strictly in accordance with the terms hereof and thereof and that if for any reason whatsoever any Originator and Servicer shall fail to so perform and observe such terms, conditions, covenants, agreements and indemnities, Standard will duly and punctually perform and observe the same, IT BEING UNDERSTOOD that Standard shall have no liability under this SECTION 12.1 for any losses the payment of which would have the effect of recourse to Standard or any other Originator for non-payment of Receivables originated by Standard or such other Originator due to credit problems with the Obligors on such Receivables.

                (a)  The liabilities and obligations of Standard under this
         SECTION 12.1 shall be absolute and unconditional under all circumstances and shall be performed by Standard regardless of (i) whether Initial Purchaser, Purchaser, the Relationship Bank or the Administrator shall have taken any steps to collect from any Originator, any of the amounts payable by such Originator, to under this Agreement or shall otherwise have exercised any of their rights or remedies under this Agreement or the other Transaction Documents against such Originator and Servicer or against any Obligor under any of the Pool Receivables, (ii) the validity, legality or enforceability of this Agreement or any other Transaction Document, or the disaffirmance of any thereof in any Event of Bankruptcy relating to any Originator and Servicer, (iii) any law, regulation or decree now or hereafter in effect which might in any manner affect any of the terms or provisions of this Agreement or any other Transaction Document or any of the rights of Initial Purchaser, Purchaser, the Relationship Bank or the Administrator as against any Originator and Servicer or as against any Obligor under any of such Pool Receivables or which might cause or permit to be invoked any alteration in time, amount, manner of payment or performance of any amount payable by any Originator and Servicer to Initial Purchaser, Purchaser, the Relationship Bank or the Administrator under this Agreement, (iv) the merger or consolidation of any Originator and Servicer into or with any corporation or any sale or transfer by any Originator and Servicer of all or any part of its property, (v) the existence or assertion of any Adverse Claim with respect to any Pool Receivable, or (vi) any other circumstance whatsoever (with or without notice to or knowledge of Standard) which may or might in any manner or to any extent vary the risk of Standard, or might otherwise constitute a legal or equitable discharge of a surety or guarantor, it being the purpose and intent of Standard that the liabilities and obligations of Standard under this SECTION 12.1 shall be absolute and unconditional under any and all circumstances, and shall not be discharged except by payment and performance as in this Agreement provided. The guaranty set forth in this SECTION 12.1 is a guaranty of payment and performance and not just of collection.

                (b) Without in any way affecting or impairing the liabilities and obligations of Standard under this SECTION 12.1, Initial Purchaser, Purchaser, the Relationship Bank or the Administrator may at any time and from time to time in its discretion, without the consent of, or notice to, Standard, and without releasing or affecting Standard's liability hereunder (i) extend or change the time, manner, place or terms of this Agreement or any other Transaction Document,
         (ii) settle or compromise any of the amounts payable by any Originator and Servicer under this Agreement or subordinate the same to the claims of others, (iii) retain or obtain from any Person a lien upon or security interest in any property to secure any of the obligations hereunder, (iv) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Standard, with respect to any of the obligations due hereunder, or (v) release or fail to perfect any Adverse Claim upon or security interest in, or impair, surrender, release or permit any substitution in exchange for, all or any part of any property securing any of the obligations under this Agreement.

                (c) The provisions of this SECTION 12.1 shall continue to be effective or be reinstated, as the case may be, if any time payment of any of the amounts payable by any Originator and Servicer under this Agreement is rescinded or must otherwise be restored or returned by Initial Purchaser, Purchaser, the Relationship Bank or the Administrator, as the case may be, upon any Event of Bankruptcy involving any Originator and Servicer, or otherwise, all as though such payment had not been made. Standard hereby waives (i) notice of the occurrence of any default hereunder, (ii) any requirement of diligence or promptness on the part of Initial Purchaser, Purchaser, the Relationship Bank or the Administrator in making demand, commencing suit or exercising any other right or remedy under this Agreement or otherwise, and (iii) any right to require Initial Purchaser, Purchaser, the Relationship Bank or the Administrator to exercise any right or remedy against an Originator and Servicer or the Pool Receivables prior to enforcing any of their rights against Standard under this SECTION 12.1. Standard agrees that, in the event of an Event of Bankruptcy with respect to any Originator and Servicer or Standard or both, and if such event shall occur at a time when all of the Sale Indemnified Amounts and other amounts due under this Agreement may not then be due and payable, Standard will pay forthwith the full amount which would be payable hereunder by Standard if all such Sale Indemnified Amounts and other obligations were then due and payable.

         12.2. REPRESENTATION AND WARRANTY. Standard represents and warrants that it now has, and will continue to have, independent means of obtaining information concerning each Originator and Servicer's affairs, financial condition and business. None of the Initial Purchaser, Purchaser, the Relationship Bank nor the Administrator, shall have any duty or responsibility to provide Standard with any credit or other information concerning any Originator and Servicer's affairs, financial condition or business which may come into Initial Purchaser's, Purchaser's, the Relationship Bank's or the Administrator's possession.

         12.3. WAIVER OF SUBROGATION. Standard hereby agrees that no payment made by it or for its account pursuant to this Agreement shall entitle Standard by subrogation, indemnification, contribution, reimbursement or otherwise to any payment by such Originator and Servicer or from or out of any property of such Originator and Servicer, and Standard hereby expressly waives, to the fullest extent possible, and shall not exercise, any rights or remedies it has or may in the future have with respect to any of the foregoing until the date after the Sale Termination Date on which all amounts payable by any Originator and Servicer hereunder have been paid in full.


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        THE STANDARD PRODUCTS FUNDING
                                        CORPORATION, as Initial Purchaser


                                        By:___________________________________
                                           Name Printed: Charles F. Nagy
                                           Title: Treasurer

                                        Address:

                                        2401 South Gulley
                                        Dearborn, Michigan 48124

                                        Facsimile:  (313) 561-7674



                                        THE STANDARD PRODUCTS COMPANY, as
                                        Originator and Master Servicer


                                        By:___________________________________
                                           Name Printed: Donald R. Sheley, Jr.
                                           Title: Vice President - Finance


                                        Address:

                                        2401 South Gulley
                                        Dearborn, Michigan 48124

                                        Facsimile:  (313) 561-7674

                                5 RUBBER CORPORATION, as Originator and Servicer


                                By:____________________________________
                                   Name Printed:_______________________
                                   Title:______________________________


                                Address:

                                200 Wilson Road
                                Griffin, Georgia 30223

                                Facsimile:_____________________________


                                OLIVER RUBBER CORPORATION, as Originator and
                                Servicer


                                By:____________________________________
                                   Name Printed:_______________________
                                   Title:______________________________


                                Address:

                                215 Oneta Street
                                Athens, Georgia  30613

                                Facsimile:_____________________________



                               HOLM INDUSTRIES, INC., as Originator and Servicer


                               By:_____________________________________
                                  Name Printed:________________________
                                  Title:_______________________________


                               Address:

                               995 South Gardner Street

                               Scottsburg, Indiana 47170

                               Facsimile:______________________________